Exhibit 3.34

THIRD AMENDED AND RESTATED
OPERATING AGREEMENT
OF TRUSOUTH OIL, LLC
A Louisiana Limited Liability Company
This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of TRUSOUTH OIL, LLC, a Louisiana limited liability company (the “Company”), is adopted, executed and agreed to by Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (the “Sole Member”), effective as of January 25, 2012.
RECITALS
WHEREAS, the Sole Member desires to amend and restate the Second Amended and Restated Operating Agreement, dated as of January 6, 2012, such that the Company shall be member-managed.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement is hereby adopted, executed and agreed to, for good and valuable consideration, by the Sole Member.
ARTICLES
1.    Formation. The Company has been formed as a Louisiana limited liability company under and pursuant to the Louisiana Limited Liability Company Law (the “Act”).
2.    Term. The Company shall have a perpetual existence.
3.    Purpose. The purpose of the Company is to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
4.    Sole Member. Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership, is the sole member of the Company.
5.    Distributions. Each distribution of cash or other property by the Company shall be made 100% to the Sole Member. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100% to the Sole Member.
6.    Capital Accounts. A capital account shall be maintained for the Sole Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

7.    Authority; Powers and Duties of the Sole Member. The Sole Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Sole Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Sole Member as set forth in this Agreement. The Sole Member shall have all rights and powers of a manager under the Act, and shall have such authority, rights and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.
8.    Election of Officers; Delegation of Authority. The Sole Member may, from time to time, designate one or more officers with such titles as may be designated by the Sole Member to act in the name of the Company with such authority as may be delegated to such officers by the Sole Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Sole Member. Any action taken by an Officer designated by the Sole Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.
9.    Dissolution. The Company shall dissolve and its affairs shall be wound up pursuant to a written instrument executed by the Sole Member at such time, if any, as the Sole Member may elect and at such time, if any, as the Company shall cease to have any members.
10.    Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA (EXCLUDING ANY CONFLICT-OF-LAWS RULES).
11.    Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.
(Remainder of page intentionally left blank Signature page follows.)

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be duly executed as of the date first written above.

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

By:     /s/ R. Patrick Murray, II
Name:     R. Patrick Murray,II

Title:	Vice President, Chief Financial Officer
And Secretary